Investment Advisory Agreement
Calvert Asset Management Company, Inc.
The Calvert Fund

Addendum to Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and The Calvert Fund ("TCF") dated March 1, 1999, with respect to Calvert Income Fund (the "Fund"), the Advisor is entitled to receive from the Fund an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert Income Fund:	0.40% of the first $2 billion
0.375% of all assets above $2 billion
0.35% of all assets above $7.5 billion
0.325% of all assets above $10 billion

Calvert Short Duration Income Fund:	0.35% on first $750 million
0.325% on all assets above $750 million

THE CALVERT FUND

BY: ____________________________
      William M. Tartikoff
      Vice President and Secretary

Calvert ASSET MANAGEMENT Company, INC.

BY: ____________________________
      Ronald M. Wolfsheimer
      Chief Financial and Administrative Officer
          and Senior Vice President

Effective January 1, 2008